Exhibit 10.25

SERVICE AGREEMENT

Between

Minidoc Limited

and

Rachael King

THIS AGREEMENT is made the

PARTIES

(1) Minidoc Limited whose registered office is at 12 Plumtree Court London EC4A 4HT (“the Company “), and

(2) Rachael King of 67 St. Peters Road Broadstairs Kent CTl0 2SZ (“the Executive”)

OPERATIVE PROVISIONS

1 Interpretation

1.1	In this Agreement the following expressions shall have the following meaning:

“the commencement date”	1st August 2000

“the Board”	the board of directors of the Company as from time to time constituted

“Customer”	any person, firm, company or other organisation whatsoever to whom the Company, or any Group Company has supplied goods or services

“the London Stock Exchange”	the London Stock Exchange Limited

“Relevant Business”	any business earned on by the Company or any Group Company during the Relevant Period and at the Termination Date

“Group Company”	the Company’s parent company, MiniDoc A.B., and its associated company, MiniDoc Inc.

“Nominated Person”	whosoever shall be nominated by the Board of MiniDoc A.B.

“Relevant Period”	the period of 3 years prior to the Termination Date

“Review Date”	December in each calendar year

“Termination Date”	the date upon which the Executive’s employment with the Company terminates.

1.2	References to statutory provisions shall be construed as references to the provisions as respectively amended or re-enacted or the provisions by which they have been replaced (whether on or after the date of this Agreement) and shall include any provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned.

2 Term of Employment

2.1	The employment of the Executive as the Company’s Vice-President, European Operations, shall be deemed to have commenced on the Commencement Date and (subject to termination as provided below) shall be for a fixed period of 3 years from the Commencement Date expiring on 1st August 2003 but may be terminated earlier by either party giving to the other six months’ notice in writing to expire at any time before 1st August 2003.

2.2	For the purposes of the Employment Rights Act 1996, the Executive’s period of continuous employment commenced on 20 August 1995.

2.3	The Executive hereby agrees that in the event of expiry of the Term without its being renewed the Executive will waive any right to a redundancy payment and any claim in respect of which she may have under Section 94 of the Employment Rights Act 1996.

3 Duties of the Executive

3.1	The Executive shall at all times during the period of this Agreement:

3.1.1	perform such duties and exercise such powers in relation to the business of the Company or any Group Company as may from time to time be assigned to or vested in her by the Board

3.1.2	conform to and comply with any reasonable directions and regulations made by the Board and/or the board of any Group Company

3.1.3	perform such services for any Group Company without further remuneration (except as otherwise agreed)

3.1.4	accept such offices in the Company or such Group Company as the Board may require

3.1.5	well and faithfully serve the Company and any relevant Group Company to the utmost of her ability, and

3.1.6	use her best endeavours to promote the Company’s interests and welfare and, unless prevented by accident or ill-health

3.1.7	devote the whole of her time, attention and abilities to those duties of her appointment during the normal working hours of the Company (for no further remuneration) during such additional hours as shall be reasonably necessary for the proper performance of those duties.

3.2	The Executive shall furthermore:

3.2.1	at all times keep the Board promptly and fully informed (in writing if so requested) of the conduct of the business or affairs of the Company and any Group Company and provide such explanations as the Board may require in connection with such business or affairs

3.2.2	comply with all the Company’s rules, regulations and policies from time to time in force

3.2.3	at all times give to the Board and to the Company’s auditors from time to time appointed all such information, explanation, data and assistance as may be required in connection with the business of the Company or any Group Company.

4 Place of Work

The Executive shall perform the duties of her appointment at the Company’s place of business in the United Kingdom namely its present principal office being The Old

Bakehouse Ivy Lane Canterbury Kent and also from time to time on a temporary basis and at the request of the Board at such other place or places. If the Company requires the Executive to work permanently at a place which necessitates a move from her address at the time, any such change will only be effected after reasonable consultation and agreement with the Executive and the Company will reimburse the Executive such removal and other expenses incidental to such a change of residence as are reasonably incurred by her.

5 Dealings in Securities

The Executive shall comply with the provisions of the code of dealing adopted by the Company from time to time in force based on the provisions of the model code on directors’ dealings in securities (“the Model Code”) published and from time to time amended by the London Stock Exchange or in the absence of the adoption of such a code, with the provisions of the Model Code and shall not (subject always to her fiduciary duties as a director of the Company) do or omit to do anything which could result in the Company being in breach of the listing rules published by the London Stock Exchange.

6 Salary

6.1	The Company shall pay the Executive during the term of her engagement a gross salary of £75,000 per annum (“the Salary”), which shall accrue from day to day and be payable in equal monthly instalments in arrears by the last day of each calendar month (or such other date as the Company shall determine). The Salary shall be reviewed by the Board on the Review Date or such other date as the Board decides and the decision upon such review shall be at the complete discretion of the Board

6.2	If the Executive shall be required to carry out any duties or exercise any powers in relation to any Group Company a proper proportion of her remuneration for the performance of such duties may be paid by such Group Company and payment of such remuneration by such Group Company shall be accepted by the Executive in satisfaction of the obligation of the Company to remunerate her under this Agreement.

7 Bonus Schemes and Share Schemes

At the absolute discretion of the Board of Directors of MiniDoc A.B.’s Compensation Committee the Executive may be allowed to participate in such bonus schemes and share schemes as the Company may operate for employees of comparable status and upon such terms as the Board may from time to time determine.

8 Pensions

8.1	During the course of the Executive’s engagement and in addition to her remuneration the Company shall pay or procure the payment into a pension scheme (approved by the Inland Revenue) of the Executive’s choice, or alternatively, if the Executive is a member of the Company’s Occupational Pension Scheme, the Company shall pay or procure payment on behalf of the Executive into the Company’s Occupational Pension Scheme, a sum equivalent to 10% of the Salary, such payments to be calculated on a daily basis from the Commencement Date so that in the event of the termination of the Executive’s employment for any reason whatsoever before an anniversary of the Commencement Date the amount of such payments shall be reduced pro rata.

8.2	The Company holds a contracting out certificate in relation to the State Earnings Related Pension Scheme applicable to the Executive’s employment.

9 Life Assurance

During the course of the Executive’s engagement hereunder the Company shall provide life assurance cover for the Executive at a level equivalent to other senior Executives or at such other level as the Board shall determine from time to time, the premium for which shall paid by the Company.

10 Sickness

10.1	Subject to the right of the Company to terminate this Agreement as set out in Clause 13 to this Agreement or otherwise the Executive shall notwithstanding illness or other incapacity beyond her control as a result of which she is unable to perform her duties under this Agreement remain entitled to receive the Salary in full for the continuous period of 3 months absence and half the Salary for the next continuous period of 3 months absence during which the incapacity shall continue subject to;

(a) compliance with the Company’s procedures relating to sickness notification, statutory sick pay and self-certification to cover absence from work due to sickness or other incapacity and to the provision of medical certificates and/or undergoing a medical examination by a doctor appointed by the Company

(b) a deduction (at the Company’s discretion) from the Salary of an amount or amounts equal to any state sickness benefit or statutory sick pay to which the Executive is entitled

(c) a deduction (at the Company’s discretion) from the Salary of an amount or amounts equal to any payment made to the Executive under any health insurance arrangements effected from time to time by the Company on her behalf.

10.2	For Statutory Sick Pay purposes the Executive’s qualifying days shall be her normal working days.

10.3	If the Executive’s absence is occasioned by actionable negligence of a third party in respect of which damages arc or may be recoverable all sums paid by the Company to the Executive during such period of absence shall constitute loans to the Executive, who shall forthwith notify the Company of the relevant circumstances and particulars of any claims, compromise, settlement or judgement made or awarded and shall if the Company shall require refund to the Company such sum as the Company may determine (not exceeding the lesser of:

(a) the amount of damages recovered by her under such compromise, settlement or judgement and/or

(b) the sums advanced to her in respect of the period of incapacity).

11 Travel/Expenses

11.1	In accordance with clause 4 Executive shall in the performance of her duties work and travel to such places (whether inside or outside the United Kingdom) and on such occasions as the Board may from time to time reasonably require.

11.2	The Company shall upon the production of such vouchers, invoices or other appropriate documents as it is reasonably practicable for the Executive to provide, reimburse the Executive all reasonable traveling, hotel, entertainment and other expenses properly incurred by her in or about the performance of her duties under this Agreement, subject to the approval of the Nominated Person.

12 Holidays

12.1	The Executive shall be entitled to 20 working days holiday (in addition to the usual public or statutory holidays) in each calendar year commencing on 1st August in each year to be taken in such period and at such times as the Board shall reasonably require having regard to the requirements of the Company’s business.

12.2	On termination of the Executive’s engagement (howsoever occasioned) if the Executive has taken more or less than her annual holiday entitlement an appropriate adjustment shall be made to any payment of the Salary or benefits from the Company to the Executive.

12.3	Unless the prior written consent of the Company is obtained by the Executive, untaken holiday entitlement for anyone calendar year may not be carried forward to any subsequent year and no payment in lieu shall be made for accrued but untaken holiday upon termination of the Agreement.

13 Termination of Engagement

13.1	The Company may terminate the Executive’s engagement by notice with immediate effect if:

(a) the Executive in the view of the Board commits any material breach or (after warning) any repeated or continued breach of her obligations hereunder or is guilty of conduct tending to bring herself or the Company or any Group Company into disrepute

(b) the Executive commits any criminal offence other than a minor motoring offence

(c) the Company reasonably believes that the Executive is guilty of gross misconduct or gross negligence or is in the opinion of the Board incompetent in the performance of her duties

(d) the Executive is unable to fulfil her duties hereunder through illness or other incapacity for a continuous period exceeding 3 months in any consecutive period of 6 months, provided always that the Company shall use its best endeavours to ensure that dismissal in these circumstances shall not break “service” for the purposes of the Company’s permanent health insurance policy from time to time in force

(e) the Executive becomes bankrupt or has an interim order made against her under the Insolvency Act 1986 or makes any arrangement or composition with her creditors generally or the equivalent under any other jurisdiction

(f) the Executive becomes of unsound mind or a patient within the meaning of any statute relating to mental health

(g) the Executive, other than at the request of the Board (and other than by retirement by rotation pursuant to the Articles of Association of the Company followed by re-election, or following a unanimous vote of a general meeting of the Company removing her from office), resigns as a director of the Company or any Group Company other than in circumstances contained in Clause 14.2

(h) the Executive has been convicted or, if in the reasonable opinion of the Board, is liable to be convicted of an offence under any statutory enactment or regulation relating to insider dealing

(i) the Executive has been disqualified or, in the reasonable opinion of the Board, is liable to be disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or otherwise

13.2	The termination by the Company of the Executive’s engagement (howsoever occasioned) shall be without prejudice to any claim which the Company may have for damages arising from breach of this Agreement by the Executive.

13.3	If the Executive is required to vacate her office as a director of the Company and/or any Group Company by virtue of any provision of the Articles of Association of the Company provided always this does not arise as a result of any breach of Clause 13.1 hereof the Company may determine this Agreement in accordance with Clause 13.1.

13.4	Notwithstanding any other terms in the Agreement the Executive shall retire at the Company’s normal retirement age which is at present 65 years (“the Retirement Age”) whereupon this Agreement shall terminate.

13.5	The Executive agrees that the Company may by notice in its absolute discretion terminate the Executive’s engagement forthwith and make a payment in lieu of any notice of termination of employment.

13.6	If the Executive is entitled to participate in any bonus scheme or share scheme either upon the Termination Date or upon notice being give in accordance with Clause 13.5 (whichever is earlier) (“the Cut-Off Date”) her entitlement to any such bonus shares or options for shares shall be adjusted so that she shall only be entitled to the bonus shares or options for shares calculated pro rata to the Cut-Off Date, provided always that any bonus shares or options for shares already accrued to the Executive at the Cut-Off Date: may be retained by her and exercised within one year of that date.

13.7	The Company shall not be liable for breach of any of its obligations hereunder should either:

(a) the members of the Company in general meeting vote that the Executive be removed from office as a director of the Company, or

(b) the Executive, upon retiring as a director by rotation pursuant to the Articles of Association of the Company, not be re-elected.

13.8

Subject to Clause 13.6 upon termination of the Executive’s engagement hereunder (howsoever occasioned) the Executive shall not be entitled to any compensation in respect of any loss of any right or benefit or prospective right or benefit under any share option or other share incentive scheme operated or granted by the Company or any Group Company.

13.9	Should the Company become entitled to terminate the employment of the Executive pursuant to Clause 13.1 above, it shall be entitled (without prejudice to its right subsequently to terminate her engagement on the same or any other ground) to suspend the Executive on full salary for as long as it may (reasonably) think fit.

14 Resignation of Directorships and Other Offices

14.1	The Executive shall not during her engagement other than in circumstances provided at Clause 14.2, resign from office as a director of the Company and/or any Group Company. If she purports to do so without the consent or concurrence of the Company she will be deemed to have committed a material breach of this Agreement thereby entitling the Company to terminate her employment pursuant to Clause 13(e) or, at the Company’s absolute discretion, to treat such resignation as notice of termination given by the Executive to the Company pursuant to Clause 2.1 and to suspend the Executive pursuant to Clause 13.9.

14.2	The Executive shall be required upon written request of the Company on termination of her engagement howsoever occasioned or upon a notice of termination being served by either party (whichever is earlier) (“the Written Request”) give written notice resigning with immediate effect as a director or trustee or from any other office she may hold from time to time with the Company and/or any Group Company or arising from her engagement by the Company and/or any Group Company without any further compensation.

14.3	If such notice as is referred to in Clause 14.2 has not been received by the Company or such Group Company within seven days of the Written Request the Secretary of the Company from time to time is hereby authorised to appoint any person in the Executive’s name and on her behalf to execute any documents and to do all acts necessary to effect the Executive’s resignation as set out in Clause 14.2.

15 Inventions and Improvement

15.1

It shall be part of the normal duties of the Executive at all times to consider in what manner and by what new methods any devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved and promptly to give to the Board full details of any invention, discovery, design, improvement or other matter or work whatsoever in relation thereto (“the Inventions”) which she may from time to time make or discover during her engagement hereunder and to further the interests of the Company with regard thereto and the Executive hereby acknowledges and agrees that the sole ownership of the Inventions and all proprietary rights therein discovered or made by her (whether alone or jointly with others) at any time during her engagement hereunder shall (subject to any contrary provisions of the Patents Act 1971 and the Copyright Design and Patents Act 1988 and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company or as it may direct provided that the provisions of this clause will not apply to any material produced by the Executive which is not produced in the normal course of her duties and which do not relate to the improvement of the Company’s or any Group Company’s interests.

15.2	Subject to Clause 15.1 all records, documents, papers (including all copies and summaries thereof) copyright protected works made or acquired by the Executive in the course of her employment, together with all worldwide copyright and design rights in all the Inventions, shall be and remain the property of the Company.

15.3	For the avoidance of doubt the Executive irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 that vests in the Executive the authorship of any copyright works in respect of the Inventions by the Executive in the course of her employment with the Company or any Group Company including without limitation the right to be identified as the author of any such works the right not to have any such works subjected to derogatory treatment.

15.4	The Executive hereby agrees (at any time during her employment or thereafter and at the Company’s expense) to do all such acts and things (including without limitation making application for letters patent) as the Board may reasonably request to vest effectually any Invention (whether owned by the Company in accordance with Clause 1 15.1 or owned by the Executive) and any protection as to ownership or use (in any part of the world) of the same in the Company or in any Group Company or as it may direct, jointly if necessary with any joint inventor thereof; and the Executive hereby irrevocably appoints the Company for the purposes aforesaid to be her attorney in her name and on her behalf to execute and do any such documents, acts and things aforesaid.

15.5	The Executive shall not knowingly do or omit to do anything which will or may have the result of imperiling any such protection aforesaid or any application thereof.

15.6	Should the Executive during her engagement hereunder make any Inventions that do not belong to the Company by reason of the Patents Act 1977 or otherwise, the Executive shall forthwith license or assign (as determined by the Company) to the Company all the Executive’s rights in relation to such Invention and will deliver to the Company all documents and other materials relating thereto whereupon the Company shall pay the Executive such compensation as is provided in Section 40 of the Patents Act 1977.

16 Confidential and Business Information

16.1	Upon the termination of the Executive’s engagement (howsoever occasioned) the Executive (or as appropriate her personal representatives) shall forthwith deliver to the Company (without retaining copies of the same) all plans, designs, specifications. price lists, lists of customers and suppliers, correspondence, manuscripts, records (in whatever medium), documents, accounts and papers of any description, any other property of the Company or any Group Company, notes, memoranda, records and writings made by the Executive relating to the business of the Company or any Group Company within the possession or under the control of the Executive (or as appropriate her personal representatives) relating to the affairs and business of the Company or any Group Company.

16.2	The Executive hereby undertakes to the Company (for itself and as trustee for each Group Company) that (save as expressly required by law) neither during the course of her employment (except in the proper performance of her duties) nor at any time after the termination of this Agreement howsoever occasioned, will she directly or indirectly:

(a) use for her own purposes or those of any other person, company, business entity or other organisation whatsoever, or

(b) disclose to any person, company, business entity or other organisation whatsoever any trade secrets or confidential information relating or belonging to the Company or Group Company including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, research activities, any document marked ‘confidential’, or any information which the Executive has been told or is aware is confidential or which she might reasonably expect the Company or any Group Company would regard as confidential, or any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons and that she shall use her best endeavours to prevent the publication or disclosure of any information concerning such matters.

16.3	The obligations contained in Clause 16.2 shall cease to apply to any information or knowledge which may subsequently come into public domain after the termination of the Executive’s employment other than by way of unauthorised disclosure.

16.4

The Executive shall only make such statements or enter into any communication with any representative of the press, television, radio or other media relating to any aspect of the business of the Company or any Group Company as is or are necessary during the normal course of her duties hereunder and which accord with her obligations at Clause 3.2 hereof to promote the interests and welfare of the Company.

17 Non-Competition

17.1	Notwithstanding termination of this Agreement, the Executive hereby covenants and undertakes with the Company (for itself and as trustees for each other Group Company) and so that each covenant and undertaking below shall be a further and separate and severable obligation and without prejudice and in addition to all other like obligations already or hereafter so undertaken by the Executive that:

(a) she shall not during her engagement hereunder be directly or indirectly engaged, concerned or interested whether as principal, employee, agent, consultant or otherwise in any trade occupation or business which in the reasonable opinion of the Board is or is likely to be in competition with the business from time to time of the Company or any Group Company

(b) she shall not during her engagement hereunder and for a period of 12 months following the Termination Date and whether solely or jointly with or as manager, agent, officer, employee or otherwise for any person, firm, or corporation directly or indirectly without the consent in writing of the Board be engaged in or interested in or perform services in respect of or be concerned with:

(i) any business which is the same as or similar to or competes in any way with any Relevant Business

(ii) the sale of goods or provision of services of a kind supplied by the Company or any Group Company in connection with the Relevant Business, to Customers for such goods or services provided always that the provisions of this clause shall apply only in respect of goods or services with which the Executive was either personally concerned or for which she was directly responsible whilst engaged hereunder or during the Relevant Period

(c) she shall not during her engagement hereunder and for a period of 12 months following the Termination Date whether solely or jointly with or as manager, agent, officer, employee or otherwise for any other person, company, firm, or corporation or directly or indirectly:

(i) solicit or assist in soliciting in competition with the Company the custom or business of any Customer with whom the Executive has had personal contact or dealings on behalf of the Company or any Group Company during the Relevant

Period and/or with whom employees reporting to the Executive have had personal contact or dealings on behalf of the Company or any Group Company during the Relevant Period

(ii) accept, or facilitate the acceptance of, or deal with, in competition with the Company the custom or business of any Customer with whom the Executive has had personal contact or dealings on behalf of the Company or any Group Company during the Relevant Period and/or with whom employees reporting to the Executive have had dealings on behalf of the Company or any Group Company during the Relevant Period.

(iii) endeavour to procure the supply of goods or services from any person, firm or company which during the Relevant Period has been a supplier of goods or services in connection with any Relevant Business to the Company or Group Company where such supply may have an adverse effect on or cause loss to the Company or such Group Company

(iv) knowingly or recklessly do or say anything which is or is calculated to be prejudicial to the interests of the Company or any Group Company or its business or which results or may result in the discontinuance of any contract or arrangement or benefit to the Company or any Group Company

(d) she shall not for a period of 12 months after the Termination Date offer to employ or engage under a contract for services or endeavour to entice away or solicit away from the Company or any Group Company or interfere with any person who during such period is or during the Relevant Period was employed by the Company or of any Group Company and with whom the Executive had personal contact or had dealt with during the Relevant Period whether or not the said employee would be in breach of her contract of employment with the Company or of any Group Company provided always that nothing above provided in this Clause 17 shall prohibit the Executive (i) from being the holder of not more than three per cent of any class of stock, shares or debentures or other securities in any company which is listed and/or dealt in on The London Stock Exchange, the Alternative Investment Market or any other stock exchange, or (ii) from being interested as a shareholder or director only in such companies as the Board from time to time in writing agrees such agreement not to be unreasonably withheld or withdrawn for so long as such interests of the Executive or any of them shall not prejudice the business interests of the Company or of any Group Company and for so long as the Executive shall during her engagement hereunder comply with the provisions of this Clause 17.

17.2	The Executive also covenants and undertakes with the Company (for itself and as trustee for each Group Company) as a further and separate and severable obligation aforesaid that:

(a) she will not during the term of her engagement with the Company without the prior approval of the Board introduce to any other person firm or company business of any kind which could appropriately be dealt with by the Company or any Group Company and she will not have any financial interest in or derive any financial benefit from contracts made by the Company or any Group Company with any third party without first disclosing such interest or benefit to the Board in writing and obtaining its written approval thereto, and

(b) save in the proper performance of her duties hereunder, she will not directly or indirectly during her engagement hereunder or thereafter make use of any corporate or business name which is identical or similar to or likely to be confused or associated with any corporate or business or brand name of the Company or any Group Company or which might suggest a connection with the same, and

(c) she will not after the Termination Date represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on any business claim, represent or otherwise indicate any past association with the Company or any Group Company.

17.3	For the purposes of Clauses 16 and 17 only, a Group Company shall mean a Group Company as defined in Clause 1 and for which the Executive shall have rendered services in an employment or consultancy capacity or of the affairs of which she shall have gained knowledge at any time during her engagement hereunder/during the Relevant Period

17.4	The restrictions contained in this Clause 17 and in Clause 16 are considered reasonable by the parties but in the event that any such restrictions shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced such restrictions shall apply with such modification as may be necessary to make them valid and effective.

17.5	The undertakings and covenants contained in this Clause 17 and Clause 16 shall be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.

17.6

The Company agrees that in the event of the Executive receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out above, the Executive in her sole discretion may provide to such person, company, business entity or other organisation making such offer of employment a full and accurate copy of this Agreement signed by the parties hereto without breaching by such disclosure any duty of confidentiality to the Company.

18 Insurance

The Executive hereby covenants with the Company on behalf of herself and her personal representatives at all times fully and effectively to comply with the terms of any insurance policy taken out by any Group or the Company on her life and further undertakes to cooperate fully and assist the Company or the relevant Group Company in relation to any claims made or to be made in connection therewith (including without limitation submitting to a medical examination) notwithstanding that this Agreement has been terminated or has come to an end.

19 Grievance Procedure

Pursuant to Section 1(4) of the Employment Protection (Consolidation) Act 1978 the Company hereby notifies the Executive that in the event of the Executive wishing to seek redress of any grievance relating to her engagement she should write to the Chairman of the Board setting out full details of the matter and the Executive shall promptly answer (in writing if required) such questions (if any) as are put to her by any member of the Board. A majority decision of the Board on such matter shall be final and binding and will be communicated to the Executive in writing.

20 Reconstruction or Amalgamation

If this Agreement is terminated because of the liquidation of the Company for the purpose of amalgamation or reconstruction or if a third whole or substantially the whole of the undertaking and assets of the Company and the Executive is offered employment with such amalgamated or reconstructed company or third party on terms which taken as a whole are not less favorable in all material respects than the terms of this Agreement the Executive shall have no claim against the Company in respect of such termination.

21 Notices

21.1	Any notice given or required hereunder may be served by personal delivery or facsimile transmission or by leaving the same at or by sending the same through the post addressed in the case of the Company to its registered office from time to time and in the case of the Executive to her aforesaid address or if the Executive is engaged on business of the Company abroad at such address as the Executive shall notify to the Company for this purpose.

21.2	Any notice sent by post shall be deemed to have been served twenty-four hours after the time of posting by first class mail or forty-eight hours in the case of a notice sent to an Executive abroad and service thereof shall be sufficiently proved by proving that the notice was duly dispatched through the post in a prepaid envelope addressed as aforesaid. Any notice sent by facsimile transmission shall be deemed served twenty-four hours after the time when, in the ordinary course of transmission, it would have been received.

22 Extent and Subsistence of Agreement

22.1	This Agreement is in substitution for any previous contracts of employment between the Company or any Group Company and the Executive which shall be deemed to have been terminated by mutual agreement from the date hereof and the Executive acknowledges and warrants that there are no agreements or arrangements whether written oral or implied between the Company or any Group Company and the Executive relating to the engagement of the Executive other than those expressly set out in this Agreement and that she is not entering into this Agreement in reliance on any representation not expressly set out herein save the Executive shall be entitled to be indemnified by the Company in respect of any such liability as is mentioned in Article 118 of Table A of the Companies Act 1985 as incorporated into the Articles of Association of the Company.

22.2	The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect or are capable of operation or effect thereafter.

23 Joint Appointment

The Company shall be at liberty from time to time to appoint any other person or persons to act jointly with the Executive.

24 Warranty

The Executive warrants that by virtue of entering into this Agreement she will not be in breach of any express or implied terms of any contract with or of any obligation to any third party binding upon her.

25 Credit Card

Where the Company issues a company sponsored credit or charge card to the Executive she shall:

(a) use such card only for expenses reimbursable under Clause 11.2

(b) report any loss of such card to the Board without delay, and

(c) return it to the Company forthwith on the termination of her employment in accordance with Clause 16.1.

26 Medical Examination

At any time during the period of her appointment the Executive shall at the reasonable request and expense of the Company permit herself to be examined by the Company doctor or a registered medical practitioner appointed by the Company and shall authorise the doctor or medical practitioner to disclose to and discuss with the Company any results of such examination which might hinder or prevent the Executive properly performing any duties of her appointment.

IN WITNESS whereof a duly authorised representative of the Company has executed this Agreement and the Executive has executed this Agreement as her Deed on the date of this Agreement.

SIGNED by:	/s/ J. CONBLE
for and on behalf of: Minidoc Limited

in the presence of:

Witness signature	/s/ COLIN C. COFFUA
Witness name	Colin C. Coffua
Witness Address	113 Edinburgh South, Suite 100, Cary, NC 27511
Witness Occupation	VP, Global Sales & Marketing

SIGNED as a Deed by the said Rachael King

in the presence of:	/s/ RACHAEL KING

Witness signature	/s/ COLIN C. COFFUA
Witness name
Witness Address
Witness Occupation